Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CEA Industries Inc.

Louisville, CO

We hereby consent to the incorporation by reference in the Registration Statement of CEA Industries Inc. on Form S-8 (No. 333-219674) pertaining to the 2017 Equity Incentive Plan, Form S-8 (No.333-263955) pertaining to the 2021 Equity Incentive Plan of our report , and Form S-3 (No. 333-284306) pertaining to a Shelf Registration Statement relating to the consolidated financial statements of CEA Industries Inc., which appears in this Transitional Report on Form 10-KT for the four months ended April 30, 2025.

/s/ Sadler, Gibb & Associates, LLC|

Draper, UT
July 25, 2025